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                                                                    EXHIBIT 10.2

                          CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (the "Agreement") is entered into as of June 1, 2001 by and between AdvancePCS, a Delaware corporation (the "Company") and Jean-Pierre Millon, (the "Consultant"), residing at 9501 East Shea Boulevard, Scottsdale, Arizona, 85260-6719, United States of America.

1. SERVICES TO BE PERFORMED. Consultant agrees to assist the Company in developing international business opportunities for the Company by generating leads for potential transactions, assessing identified opportunities and assisting in the negotiations with domestic and or non U.S. third parties with respect to mergers, acquisitions, business combinations or other strategic or investment relationships (the "Services"). In addition, prior to the termination of this Agreement, Consultant agrees to deliver a written analysis detailing opportunities for the Company to expand its offering of pharmaceutical benefit management products and services worldwide. Unless subsequently changed by mutual agreement of the parties, the Consultant's primary contact during the term of this Agreement will be David D. Halbert the Company's Chairman and Chief Executive Officer (the "Company Contact"). Consultant agrees that the Services will be monitored and directed by the Company Contact who will prescribe the scope of his duties, budgetary limits, completion criteria and the nature of any required oral or written reports.

2. QUALITY OF SERVICES. Consultant hereby represents and assures that any Services performed pursuant to this Agreement will be consistent with standards expected of persons performing professional services of like nature in the industry.

3.   OTHER INTEREST.

          (a) The Company may from time to time (i) engage other persons and entities to act as consultants to the Company and perform services for the Company, including services that are similar to the Services, and (ii) enter into agreements similar to this Agreement with other persons or entities that are not competitive with the Company, in all cases without the necessity of obtaining approval from Consultant.

          (b) During the period of this Agreement, Consultant shall not enter into any other consulting activity that would cause him to breach his confidentiality obligations under this Agreement, nor shall Consultant at any time during the period of this Agreement or thereafter disclose or use for the benefit of any third party any Proprietary Information (as defined in Section 10 hereof) of Company.

4. PERIOD OF AGREEMENT AND TERMINATION. This Agreement is for the period beginning June 1, 2001 and ending November 30, 2001 (the "Term"). This Agreement may be extended beyond the Term with the consent of both parties. In the event of the termination of this Agreement, Consultant shall be entitled to payment for Services performed and expenses incurred during the Term, subject to the procedure for reimbursement of expenses set forth in
     Section 5 below. Further, either party may terminate this Agreement upon a 90-day written notice (the "Notice Period") to the other party. In the event of such early termination, the

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     monthly retainer and expense reimbursement provisions of Section 5 below remain in effect during the Notice Period.

5. COMPENSATION AND EXPENSES. The Company will compensate Consultant at the rate of $25,000 per month, to be paid on the first day of each calendar month during the Term. In addition, Consultant shall be entitled to reimbursement for all reasonable expenses incurred on behalf of the Company in accordance with the Company's policy relating to senior executive officers. Consultant shall provide receipts to Company for such expenses on a monthly basis.

6.   SPECIAL COMPENSATION.

          (a) The Company and Consultant expect and anticipate that Consultant will be involved in formulating and negotiating specific investment proposals. While it is not feasible to specifically define such arrangements in advance, the Company and Consultant agree to negotiate in good faith appropriate compensation arrangements (cash, stock options, stock grants, equity participation, warrants or other forms of compensation) which recognize the unique value Consultant can bring as a result of his expertise. This transactional compensation will be in addition to the Consulting Fee.

          (b) The parties expressly agree that projects introduced to the Company by the Consultant or worked on behalf of the Company by Consultant during the Term may not be consummated during the Term. Accordingly, the parties agree that, with respect to any project, opportunity, investment, merger, business combination or other transaction worked on by the Consultant during the Term that is consummated during the Term or within one year thereafter, the Company and Consultant shall enter into the good faith negotiation contemplated by this Section 6 so as to provide the Consultant with appropriate compensation in light of the nature of the project and the value created by the Consultant.

7. ACCESS TO COMMUNICATIONS AND INFORMATION SERVICES. The Company agrees to provide Consultant with access to its administrative support personnel and communications and information system as necessary to perform the services contemplated hereunder at Company's cost and to work with such support staff as is designated by the Company contact.

8. INDEPENDENT CONTRACTOR STATUS. For purposes of this Agreement and all Services provided hereunder, Consultant shall, in all respects, perform as an independent contractor and shall not act or represent himself as an agent or employee of the Company and shall have no authority hereunder, express or implied, to make or undertake any promise, warranty or representation, to execute any contract or otherwise to assume or undertake any obligation on behalf of or in the name of, the Company.

9.   NO BENEFITS; TAX RESPONSIBILITY.

          (a) Consultant is not an employee of Company and, except as provided in any other agreement or plan conferring rights upon Consultant, will not be entitled to

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               participate in or receive any benefit or right as a Company employee under any Company employee benefit and/or welfare plans, including, without limitation, employee insurance, pension, savings and security plans as a result of her entering into this Agreement.

          (b) Consultant shall be solely responsible for the payment of all federal, state and local taxes or contributions imposed upon employers for performance of consulting services, including income tax, social security, unemployment insurance and any other taxes that pertain to any amounts paid to Consultant in accordance with any provision of this Agreement. Consultant further agrees to indemnify, hold harmless and defend the Company against any and all claims or liabilities that may be asserted by any governmental taxing authority, including payment of attorneys fees, charges, assessments, interest, penalties or liabilities arising out of or with respect to any tax liabilities relating to payments made to Consultant pursuant to this Agreement.

10. CONFIDENTIALITY AND INTELLECTUAL PROPERTY. This Agreement, all terms and conditions thereof, all work Consultant performs hereunder and all trade secrets and business confidences of the Company, including, without limitation technical data, financial information and business plans ("Proprietary Information"), are confidential and shall not be disclosed by Consultant to any third party or entity or used for the benefit of anyone other than the Company, during or for two years after Consultant's engagement, without the Company's prior written approval. Consultant agrees that all working papers or final work product resulting from or generated in connection with Services performed pursuant to this Agreement shall be Company's property with the proviso that such materials will be attributed to Consultant if publicly used by the Company. Consultant agrees to return all Proprietary Information to the Company on or before the termination of this Agreement.

11. LAWS AND REGULATIONS. Consultant agrees to fully comply with all U.S. Federal, state, local or foreign laws, regulations, rules and other requirements including, but not limited to, the Anti-Kickback Enforcement Act of 1986, the Foreign Corrupt Practices Act, the Shermata Antitrust Act and any rules and regulations prohibiting trading in securities based on insider information (collectively, "Rules and/or Regulations").

12. RESTRICTIONS ON COMPETITION. During the Term of this Agreement, and, with regard to territory outside of the United States of America, for a twelve-month period following termination of this Agreement, and, within the United States of America, for a six-month period following termination of this Agreement, Consultant will not become engaged in, render services to, be employed by, consult with, or become an officer, director, employee, agent, consultant, or substantial stockholder any business or enterprise substantially engaged or about to become engaged substantially in the pharmacy benefit management business.

13.  INDEMNIFICATION.

          (a) As a material inducement to Consultant's agreement to perform the Services contemplated hereunder, the Company agrees to indemnify and hold harmless the Consultant, to the fullest extent permitted by law, against any and all expenses,

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               attorneys fees, costs, judgments, fines and amounts paid in settlement actually and reasonably incurred by Consultant in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action or in the right of the Company) to which the Consultant is, was at any time, becomes a party, or is threatened to be made a party, arising from or in any way related to the Services performed by the Consultant hereunder. Notwithstanding the foregoing, no indemnification shall be paid by the Company with respect to any acts or omissions by the Consultant which is finally adjudged by a court of competent jurisdiction to constitute willful misconduct or to have been knowingly fraudulent or deliberately dishonest. All obligations of the Company hereunder shall continue throughout the Term and thereafter with respect to my actions, omissions or conduct occurring during the Term (as it maybe extended from time to time).

          (b) The Consultant shall promptly notify the Company of any matter which is or may be the subject of an indemnification claim hereunder. The Company shall not be liable to the Consultant in the Agreement for any amounts paid in settlement for any action or claim effective without its written consent.

          (c) The expenses (including attorneys fees) incurred by the Consultant in investigating, defending or appealing any threatened, pending or completed action, suit or proceeding covered hereunder, whether civil, criminal, administrative or investigative, including, with out limitation, any action by or in the right of the Company shall be paid in advance by the Company. The Consultant shall reimburse the Company for all reasonable expenses paid by the Company pursuant to the indemnification provisions hereof in the event it shall be finally determined Consultant is not entitled to be indemnified by the Company for such expenses under the terms of this Agreement.

14. ASSIGNMENT. This Agreement is not assignable or transferable by either party.

15. WAIVER. Failure of Company to enforce any of its rights under this Agreement shall not constitute a waiver of such rights or any other rights under this Agreement.

16. GOVERNING LAW. This Agreement is deemed to be made under, and shall be construed according to, the laws of the State of Arizona and arty suit hereunder shall be brought in said jurisdiction.

17. ENFORCEABILITY. This Agreement and any attached exhibits constitute the entire Agreement between Consultant and Company, and may be changed or amended only by a written change, amendment or supplement agreed to and executed in writing by both patties.

18. SEVERABILITY. If any provision of this Agreement shall be held to any extent to be invalid or unenforceable, the remainder of this Agreement other than those provisions as to which it has been held invalid or unenforceable, shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

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19.  SURVIVAL. The provisions of paragraph 10 shall survive the expiration of the terms of this Agreement.

20. COUNTERPARTS. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of Consultant and the Company. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.

21. ATTORNEYS FEES. In the event of any action or other proceeding brought to determine or enforce the rights or obligations of the parties hereto, the prevailing party shall be entitled to recover all of its reasonable attorneys fees and expenses for bringing and pursuing such action and for collecting on any judgment or award entered therein.

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     IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have duly executed this Agreement as of the date first above written.

          ADVANCEPCS                              CONSULTANT

By:      /s/ David D. Halbert          By:      /s/ Jean-Pierre Millon
   --------------------------------        --------------------------------
                                                  Jean-Pierre Millon
Name: David D. Halbert

Title: CEO

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